September 23, 2013

I, Joseph Riccelli, am lending Innovative Designs, Inc the amount of $55,000 Dollars, for a period of 180 days, at an interest rate of 10%. Repayment of $60,500, interest included will be made by March 23, 2014.

/s/ Joseph Riccelli
Joseph Riccelli

/s/ Gregory P. Domian
Gregory P. Domian - Witness